Exhibit 99.1
FOR IMMEDIATE RELEASE

For press inquiries:	For investor inquiries:
Katie Brazel, Fleishman-Hillard for Alimera Sciences 404-739-0150 katie.brazel@fleishman.com	John Mills, ICR for Alimera Sciences 310-954-1105 John.Mills@ICRINC.com
ALIMERA ANNOUNCES POSITIVE 36-MONTH RESULTS
FROM THE COMPLETED PHASE 3 FAME™ STUDY OF ILUVIEN® IN PATIENTS WITH
DIABETIC MACULAR EDEMA
28.4% and 29.0% demonstrated improvement in best corrected visual acuity (BCVA) of 15 letters from baseline, at three years. Statistical significance seen in both trials as late as month 33.
Alimera will host a conference call and slide show presentation at 4:30 PM ET today to discuss these results and additional data from the FAME Study.
Peter Campochiaro, M.D., will present results at Angiogenesis, Exudation and Degeneration 2011, February 12, in Miami, Fla.
ATLANTA, February 3, 2011 — Alimera Sciences, Inc. (Nasdaq: ALIM) (“Alimera”), a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals, today reported results through month 36 of the completed FAME™ Study.
The FAME Study consisted of two three-year, Phase 3 pivotal clinical trials (Trial A and Trial B) to assess the safety and efficacy of ILUVIEN® in the treatment of diabetic macular edema (DME). Patients in the trials were randomized to receive either high dose ILUVIEN, low dose ILUVIEN or control treatment. The primary endpoint for efficacy in the trials was the difference in the percentage of patients whose best corrected visual acuity (BCVA) improved by 15 or more letters from baseline on the Early Treatment Diabetic Retinopathy Study (ETDRS) eye chart at month 24 between the treatment and control groups.
Alimera previously presented data for both the low and high dose patient results at month 24. Based on these data, Alimera submitted a New Drug Application (NDA) on June 29, 2010 for approval of only the low dose. Therefore, only the low dose data is presented and discussed in this release.
Data through month 36 for the Full Analysis Set in Trial A demonstrated statistically significant therapeutic effects of 28.9% at month 30 (p=0.011) and 28.4% at month 33 (p=0.042) of ILUVIEN patients gaining 15 or more letters, compared to the control group, in which fewer than 17% of patients gained 15 or more letters. The therapeutic effect was maintained at month 36 (28.4% of patients gained 15 or more letters); and 18.9% of the control group gained 15 or more letters (p=0.106).

Results from Trial B were similar. Statistically significant therapeutic effects of 33.9% at month 30 (p=0.002) and 29.6% at month 33 (p=0.046) of ILUVIEN patients gaining 15 or more letters over baseline were demonstrated, and an effect of 29.0% (p=0.086%) was seen at month 36 compared to the control group, which had fewer than 18% of patients making such gains. At month 36, 29.0% of ILUVIEN patients gained 15 or more letters compared with 18.9% of control patients (p=0.086).
By comparison, at month 24 in Trial A, 26.8% of ILUVIEN patients and 14.7% of control patients had gained 15 or more letters (p=0.029). In Trial B, 30.6% of ILUVIEN patients and 17.8% of control patients (p=0.030) gained 15 letters or greater over baseline.
As previously reported, Trial A and B data combined demonstrated a statistically significant effect at week three. This effect was maintained throughout the 36 months, with 28.7% of ILUVIEN patients and 16.2% of control patients (p=0.002) having an improvement in BCVA of 15 letters or greater over baseline at month 24, 31.4% versus 15.1% at month 30 (p=<0.001), 29% versus 17.3% at month 33 (p=0.004) and 28.7% versus 18.9% at month 36 (p=0.018).
“This consistent response rate at month 24 and month 36, with a peak rate of 31.4% in month 30, is encouraging, and we believe demonstrates that ILUVIEN can provide a long-term option for the treatment of DME for up to three years,” said Dan Myers, president and CEO of Alimera Sciences.
The Full Analysis Set includes 376 patients in the ILUVIEN arm and 185 patients in the control arm with data imputation employed using last observation carried forward (LOCF) only for missing data. Data for the Full Analysis Set includes 190 patients in Trial A and 186 patients in Trial B randomized to the ILUVIEN arm.
Safety was assessed for all patients treated with ILUVIEN in the study. Intraocular pressure (IOP) increases to 30 millimeters of mercury (mmHg) or greater at any time point had been seen in 18.4% of the patients by month 36 compared to 16.3% by the month 24 readout. By month 36, 4.8% of patients had undergone an incisional surgical procedure to reduce elevated pressure versus 3.7% of patients by month 24. The incidence of cataract among patients with a natural lens in their eye at the start of the trial was 81.7% at month 36, with 80% undergoing a cataract operation, compared to 80% and 74.9%, respectively, at the time of the month 24 readout.
“We believe the statistical significance observed in both trials at month 33 meets the criteria for replication of efficacy in the two studies,” said Susan Caballa, senior vice president of regulatory affairs at Alimera. “We will provide this safety and efficacy data to the FDA so that it will have the opportunity to review it as part of our pending NDA for ILUVIEN for the treatment of DME.”

Note to Investors
Alimera will host a conference call today, February 3, at 4:30 p.m. ET to discuss these results in greater detail. The conference call will be hosted by Dan Myers, president and chief executive officer, Ken Green, chief scientific officer, and Rick Eiswirth, chief operating officer and chief financial officer. To participate in the call, please dial (877) 369-6586 (U.S. and Canada) or (253) 237-1165 (international). A live webcast will be available on the Investor Relations section of the corporate website at http://www.alimerasciences.com.
A replay of the conference call will be available beginning February 4, 2011 at 11:30 a.m. ET and ending on February 18, 2011, and can be accessed by dialing (800) 642-1687 (U.S. and Canada) or (706) 645-9291 (international), Conference ID Number: 34501644.
Slides from the conference call containing more detailed information with respect to the 36- month data are being furnished by Alimera to the Securities and Exchange Commission on Form 8-K. The information in this press release is qualified in its entirety by the more detailed information contained in those slides.
Additional data and analysis of the FAME Study will be presented by Peter Campochiaro, M.D., on February 12, 2011, at 1:40 p.m. at the Angiogenesis, Exudation and Degeneration 2011 Meeting in the Mandarin Oriental Hotel, Miami, Fla. Dr. Campochiaro is a professor in the Department of Ophthalmology at The Wilmer Eye Institute, Retina Division at Johns Hopkins.
About the FAME Study
Alimera conducted two 36-month, Phase 3 pivotal clinical trials (collectively known as the FAME Study) for ILUVIEN involving 956 patients in sites across the United States, Canada, Europe and India to assess the efficacy and safety of ILUVIEN with two doses of the corticosteroid fluocinolone acetonide (FAc), a high and low dose, for the treatment of DME. The primary efficacy endpoint for the FAME Study was the difference in the percentage of patients whose best corrected visual acuity improved by 15 or more letters from baseline on the ETDRS eye chart at month 24 between the treatment and control groups. The study concluded in October 2010 with the final patient visit at the three-year data point.
Following its NDA submission to the FDA, Alimera submitted a Marketing Authorization Application to the Medicines and Healthcare products Regulatory Agency in the United Kingdom. Applications have also been submitted to regulatory agencies in Austria, France, Germany, Italy, Portugal and Spain. Based upon the analysis of the FAME Study, all filings included the 24-month data. The FDA, in a December 2010 Complete Response Letter, requested further information, including the month 36 data from the FAME Study.

About DME
DME, the primary cause of vision loss associated with diabetic retinopathy, is a disease affecting the macula, the part of the retina responsible for central vision. When the blood vessel leakage of diabetic retinopathy causes swelling in the macula, the condition is called DME. The onset of DME is painless and may go undetected by the patient until it manifests with the blurring of central vision or acute vision loss. The severity of this blurring may range from mild to profound loss of vision. The Wisconsin Epidemiologic Study of Diabetic Retinopathy found that over a 10-year period approximately 19 percent of people with diabetes studied were diagnosed with DME. As the population of people with diabetes increases, Alimera expects the annual incidence of diagnosed DME to increase, as well.
About ILUVIEN®
ILUVIEN is an investigative, extended release intravitreal insert that Alimera is developing for the treatment of DME. Each ILUVIEN insert is designed to provide a therapeutic effect of up to 36 months by delivering sustained sub-microgram levels of fluocinolone acetonide (FAc). ILUVIEN is inserted in the back of the patient’s eye to a position that takes advantage of the eye’s natural fluid dynamics. The insertion device employs a 25-gauge needle, which allows for a self-sealing wound.
About Alimera Sciences, Inc.
Alimera Sciences, Inc., based in Alpharetta, Georgia, is a biopharmaceutical company that specializes in the research, development and commercialization of prescription ophthalmic pharmaceuticals. Presently, Alimera is focused on diseases affecting the back of the eye, or retina. Its advanced product candidate ILUVIEN is an intravitreal insert containing fluocinolone acetonide (FAc), a non-proprietary corticosteroid with demonstrated efficacy in the treatment of ocular disease. ILUVIEN is in development for the treatment of DME, a disease of the retina that affects individuals with diabetes and can lead to severe vision loss and blindness.
Forward Looking Statements
This press release contains “forward-looking statements,” within the meaning of the Private Securities Litigation Reform Act of 1995, regarding, among other things, Alimera’s future results of operations and financial position, business strategy and plans and objectives of management for Alimera’s future operations. Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “likely,” “will,” “would,” “could,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. The events and circumstances reflected in Alimera’s forward-looking statements may not occur and actual results could differ materially from those projected in its forward-looking statements. Meaningful factors which could cause actual results to differ include, but are not limited to, delay in or failure to obtain regulatory approval of Alimera’s product candidates, uncertainty as to Alimera’s ability to commercialize, and market acceptance of, its product candidates, the extent of government regulations, uncertainty as to relationship between the benefits of Alimera’s product candidates and the risks of their side-effect profiles, dependence on third-party manufacturers to manufacture Alimera’s product candidates in sufficient quantities and quality, uncertainty of clinical trial results, limited sales and marketing infrastructure, and Alimera’s ability to operate its business in compliance with the covenants and restrictions that it is subject to under its credit facility, as well as other factors discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Alimera’s quarterly reports on Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010, which are on file with the Securities and Exchange Commission (SEC) and available on the SEC’s website at www.sec.gov.

All forward-looking statements contained in this press release are expressly qualified by the above paragraph in their entirety. These forward-looking statements speak only as of the date of this press release (unless another date is indicated). Alimera undertakes no obligation, and specifically declines any obligation, to publicly update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.
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